Exhibit 99.1
FOR IMMEDIATE RELEASE
     QUESTCOR ELECTS DAVID YOUNG, Pharm.D., Ph.D. TO BOARD OF DIRECTORS
Union City, CA – September 27, 2006 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) announced today that David Young, Pharm.D., Ph.D., has been elected to its Board of Directors. Dr. Young is currently President of AGI Therapeutics, Inc. Previously, Dr. Young was the Executive Vice President of the Strategic Drug Development Division of ICON plc, an international CRO, and founder and CEO of GloboMax LLC, a contract drug development firm purchased by ICON plc in 2003. Prior to forming GloboMax, Dr. Young was an Associate Professor at the School of Pharmacy, University of Maryland where he held a number of roles including Director of the Pharmacokinetics and Biopharmaceutics Lab and Managing Director of the University of Maryland-VA Clinical Research Unit. Dr. Young has represented more than 30 sponsors at the Food and Drug Administration (FDA), worked on more than 70 drug products, and been involved with more than 30 NDA submissions. Dr. Young has an extensive background in drug development that includes more than 150 presentations and authored publications, including formal presentations to the FDA and numerous invited presentations at scientific meetings. Dr. Young is an expert in 505(b)(2) drug development, having worked on more than 25 programs in various therapeutic areas including Central Nervous System (CNS) diseases and disorders.
“Dr. Young has more than 25 years of experience in the in vitro and in vivo evaluation of drug products, in the development and optimization of drug delivery systems, in preclinical and clinical development, and in FDA regulations and submissions. He brings to Questcor a clear record of success in the critical field of drug development as well as substantial expertise in corporate strategy and management. We look forward to the value he will add to our company’s strategic direction and the expertise he can offer as we begin to build a robust product pipeline in the area of CNS diseases and disorders to complement our growing commercial presence,” said Jim Fares, President and CEO of Questcor.
About Questcor — Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets H.P. Acthar® Gel (repository corticotropin injection), an injectable drug indicated for the treatment of exacerbations associated with multiple sclerosis and Doral® (quazepam) that is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its non-core products, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, and the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Eric Liebler
510-400-0740
IR@Questcor.com